SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934



         Date of Report (Date of Earliest Event Reported) July 2, 1998


                                AMPEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
                 (State or Other Jurisdiction of Incorporation)



     0-20292                                                        13-3667696
(Commission File Number)                             (I.R.S. Employer I.D. No.)


                  500 Broadway, Redwood City, California 94063
               (Address of Principal Executive Offices)(Zip Code)


                                 (415) 367-2011
              (Registrant's Telephone Number, Including Area Code)



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         ITEM 5.           OTHER EVENTS.

         Effective as of July 2, 1998, the Company completed its previously announced redemption (the "Redemption") of 69,970 outstanding shares of its 8% Noncumulative Preferred Stock, with an aggregate liquidation value of $70.0 million (the "Old Preferred Stock") in exchange for the following securities:
(i) 3,000,000 shares of its Class A Common Stock, par value $0.01 per share (the "Class A Stock"); (ii) 10,000 shares of a new series of 8% Noncumulative Convertible Preferred Stock, par value $1.00, with an aggregate liquidation value of $20.0 million (the "Convertible Preferred Stock"); and (iii) 21,859 shares of a new series of 8% Noncumulative Redeemable Preferred Stock, par value $1.00 per share, with an aggregate liquidation value of $43.7 million (the "Redeemable Preferred Stock").

     Each share of Convertible Preferred Stock and Redeemable Preferred Stock (together, the "New Preferred Stock") will entitle the holder thereof to receive noncumulative dividends at the rate of 8% per annum, if declared by the Company's Board of Directors. Each share of Convertible Preferred Stock may be converted, at the option of the holder thereof, into 500 shares of Class A
Stock, subject to adjustment under certain circumstances. Beginning in June 2001, the Company will become obligated to redeem the Convertible Preferred Stock in quarterly installments until March 2008. The Company will also be obligated to redeem the Redeemable Preferred Stock in quarterly installments from June 1999 until December 2008. The Company will have the option to redeem the Redeemable Preferred Stock at any time and the Convertible Preferred Stock beginning in June 2001, and will have the option to make both optional and mandatory redemption payments either in cash or in shares of Common Stock. In the event that the Company does not have sufficient funds legally available to make any mandatory redemption payment in cash, the Company will be required to make such redemption payment by issuing shares of its Common Stock. Shares of Common Stock issued to make any optional or mandatory redemption payments will be valued at the higher of $2.50 or fair market value per share of Common Stock. The Company will also be required to offer to redeem the outstanding shares of New Preferred Stock for cash at liquidation value in the event of a Change of Control (as defined) of the Company.

         The issuance of the New Preferred Stock in connection with the Redemption was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Sections 3(a)(9) and/or 4(2) thereof. To the extent that any shares of the New Preferred Stock or the Common Stock issued or issuable in connection therewith may not be sold under Rule 144(k) of the Securities Act, the Company has agreed to register such securities for resale under the Securities Act. The 3,000,000 shares of Class A Stock issued in the Redemption resulted in dilution of approximately 5.5% (on a fully diluted basis) of the stockholders' equity interests in the Company. If all of the 5,000,000 shares issuable upon conversion of the Convertible Preferred Stock are also issued, the total dilution to stockholders would be approximately 14.7%.



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         ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

                  (i)      Financial Statements.

                           Not applicable

                  (ii)     Exhibits


Exhibit
Number                       Description


3.1 Certificate of Designations, Preferences and Rights of the Registrant's 8% Noncumulative Convertible Preferred Stock and 8% Noncumulative Redeemable Preferred Stock, as filed with the Secretary of State of Delaware on July 2, 1998.

4.1 Exchange Agreement for 8% Noncumulative Preferred Stock, dated as of June 22, 1998, among the Registrant and the Holders named therein.






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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            AMPEX CORPORATION
                                            (Registrant)



Date:  July 2, 1998                         By:  /s/ Edward J. Bramson
                                               -----------------------
                                               Name:     Edward J. Bramson
                                               Title:     Chairman